EXHIBIT 99.1

For Further Information:

Scheid Vineyards Inc.  (Nasdaq:  SVIN)

305 Hilltown Road

Salinas, CA 93908

(831) 455-9990

CONTACT: Mike Thomsen, Chief Financial Officer

For Immediate Release:

May 13, 2004

SCHEID VINEYARDS INC. REPORTS FIRST QUARTER RESULTS

Salinas, CA - May 13, 2004 - Scheid Vineyards Inc. (Nasdaq: SVIN) announced today its financial results for the first quarter ended March 31, 2004.

For the three months ended March 31, 2004, total revenues increased to $1,124,000 from $1,081,000 in the 2003 period.  Net loss decreased to $559,000 for the first quarter of 2004 as compared to $565,000 for 2003.  The net loss per share for both periods was $0.10.

Commenting on the results, Mr. Mike Thomsen, Chief Financial Officer of Scheid Vineyards, said, “First quarter results are in line with our expectations and previous years.  The increase in revenues is primarily due to increased sales of bulk wine in the 2004 period.  The wine grape business is extremely seasonal, and Scheid Vineyards recognizes a significant portion of its crop sale revenues at the time of its annual harvest in September and October.”

Scheid Vineyards Inc. (www.scheidvineyards.com) is an independent producer of premium wine grapes and operates approximately 5,600 acres of vineyards, primarily in Monterey County, California.  The Company sells most of its grape production under short and long-term grape and bulk wine contracts to wineries producing high quality table wines, and the Company also produces a small amount of ultra premium wine under its own label.

SCHEID VINEYARDS INC. AND SUBSIDIARY

Consolidated Statements of Operations

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
REVENUES:
Sales	$959	$888
Vineyard management, services and other fees	165	193
Total revenues	1,124	1,081
COST OF SALES	655	732
GROSS PROFIT	469	349
General and administrative expenses	1,339	1,117
Interest expense	159	184
Interest and investment income	(81)	(10)
LOSS BEFORE INCOME TAX BENEFIT	(948)	(942)
INCOME TAX BENEFIT	389	377
NET LOSS	$(559)	$(565)

BASIC AND DILUTED NET LOSS PER SHARE (1)	$(0.10)	$(0.10)

WEIGHTED AVERAGE SHARES OUTSTANDING	5,475	5,475

(1) There is no difference between basic and diluted net loss per share.

# # # # # #